Exhibit 4.1
VOTING AGREEMENT
     This Voting Agreement (the “Agreement”) is made and entered into as of July 2, 2007 by and between Transmeta Company, a Delaware corporation (the “Company”), and Advanced Micro Devices, Inc. a Delaware corporation (together with its permitted successors, assigns and transferees, “AMD”).
RECITALS
     WHEREAS, concurrently with the execution of this Agreement, the Company and AMD are entering into a Stock Purchase Agreement (as amended from time to time, the “Purchase Agreement”) that provides for the sale to AMD of shares of the Company’s Series B Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”), which shares of Series B Preferred Stock are convertible into shares of the Company’s Common Stock (the “Common Stock”); such shares of Series B Preferred Stock, together with any shares of Series B Preferred Stock issued or issuable with respect to or in exchange for the shares of Series B Preferred Stock sold under the Purchase Agreement, are collectively referred to herein as the “Shares.”
     WHEREAS, in connection with AMD’s acquisition of the Shares, the Company and AMD desire to set forth their agreements and understandings with respect to the voting of the Shares in the event the Company becomes subject to Section 2115 of the California General Corporations Law (the “CGCL”).
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Bring-Along Right.
               1.1 Actions to be Taken. If (A) (i) the holders of a majority of the then-outstanding shares of Common Stock (the “Majority Holders”) approve (1) the merger or consolidation of the Company by means of any transaction or series of related transactions, provided that the Company’s stockholders constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity immediately after such transaction; or (2) a sale of all or substantially all of the assets of the Corporation requiring approval of the Company’s stockholders, that is followed by the distribution of the proceeds from that sale to the Company’s stockholders (in each case, a “Liquidation”) and (ii) the Board of Directors of the Company (the “Board”) approves such Liquidation and (B) at the time of the vote to approve the Liquidation, the Company is subject to Section 2115 of the CGCL, as evidenced by a certificate of the Chief Executive Officer or Chief Financial Officer of the Company certifying that the Company is subject to Section 2115 of the CGCL (the “Officer’s Certificate”), and the provisions of Section 1201 of the CGCL requires that the principal terms of such Liquidation be approved by any class of outstanding preferred shares of the Company in order to consummate such Liquidation, then AMD hereby agrees:

                         (a) to vote (in person or by proxy, as applicable) all Shares in favor of, and tender all Shares in support of, such Liquidation; and
                         (b) to execute and deliver all related documentation and take such other action in support of such Liquidation as shall reasonably be requested by the Company in order to carry out the terms and provisions of this Section 1.
               1.2 Exceptions. Notwithstanding the foregoing, AMD will not be required to comply with Section 1.1 above in connection with any Liquidation unless:
                         (a) neither the execution and delivery by AMD of documents to be entered into in connection with such Liquidation, nor the performance of AMD’s obligations thereunder, will cause a breach or violation of the terms of any law or judgment, order or decree of any court or governmental agency; or
                         (b) upon the consummation of such Liquidation, the consideration receivable by AMD with respect to the Shares is in accordance with the provisions of the Certificate of Designation.
               1.3 Officer’s Certificate. The Officer’s Certificate described in Section 1.1 above shall be delivered to AMD by the Company at least ten (10) business days prior to the date on which the Company solicits AMD’s vote pursuant to this Agreement and shall be accompanied by documentation supporting the Company’s determination that the Company is subject to Section 2115 of the CGCL. If AMD disagrees with the Company’s determination, AMD shall notify the Company within five (5) business days of receipt of the Officer’s Certificate and supporting documentation from the Company. For the next five (5) business days thereafter, the Company and AMD each agree to negotiate in good faith to resolve the dispute. If AMD does not notify the Company that it disagrees with the Company’s determination, at the end of ten (10) business days following receipt of the Officer’s Certificate, AMD shall have been deemed to agree with the Company’s determination and the Company shall be entitled to enforce the terms of this Agreement against AMD.
     2. Remedies.
               2.1 Specific Enforcement. AMD acknowledges and agrees that the Company will be irreparably harmed in the event any of the provisions of this Agreement are not performed by AMD in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Company shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.
               2.2 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     3. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of a Liquidation, provided that the provisions of Section 1 hereof will continue after the closing of any Liquidation to the extent necessary to enforce the provisions of Section 1 with respect to such Liquidation; (b) termination of this Agreement in accordance with Section 4.7 below; or (c) the date on which no Shares remain outstanding.
     4. Miscellaneous.
               4.1 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, AMD (or any of its permitted transferees or assigns) agrees to cause each transferee or assignee to agree in writing to be subject to each of the terms of this Agreement by executing and delivering a writing in form and substance satisfactory to the Company stating that such transferee agrees to be bound by all provisions hereof. Upon the execution and delivery of such a writing, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be “AMD” for all purposes of this Agreement. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 4.1. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 4.11.
               4.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
               4.3 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.
               4.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
               4.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
               4.6 Notice. Any notice or other communication required or permitted hereunder must be in writing, and shall be delivered personally, by facsimile or by certified, registered, or express mail, postage prepaid and return receipt requested. Such notice shall be deemed given when so delivered personally or when sent by confirmed facsimile transmission on a business day to the party in question or, if mailed, three (3) business days after the date of deposit in the United States mails, as follows:
          (a) if to the Company:
Transmeta Corporation
3990 Freedom Circle
Santa Clara, CA 95054
Attn: President
Fax: (408) 919-6540
with a copy to:
Transmeta Corporation
3990 Freedom Circle
Santa Clara, CA 95054
Attn: General Counsel
Fax: (408) 919-5286
and
Mark A. Leahy, Esq.
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Fax: (650) 938-5200
          (b) if to AMD, to:
Advanced Micro Devices, Inc.
5204 East Ben White Blvd
Austin, TX 78741
Attn: Harry Wolin, Senior Vice President and General Counsel
Fax: (512) 602-4932
with a copy to:
Faina Medzonsky
Advanced Micro Devices, Inc.
One AMD Place, m/s 68
P.O. Box 3453
Sunnyvale, CA 94088-3453
Fax: (408) 774-7002
               4.7 Consent Required to Amend or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by holders of a majority of the then-outstanding Shares and the Company. The

Company shall give prompt written notice of any amendment or waiver hereunder to any party that did not consent in writing thereto. Any amendment or waiver effected in accordance with this Section 4.7 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment or waiver.
               4.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
               4.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
               4.10 Entire Agreement. This Agreement, the Purchase Agreement, the Related Agreements (as defined in the Purchase Agreement), the Company’s Second Amended and Restated Certificate of Incorporation and the Certificate of Designation, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
               4.11 Legend on Share Certificates. Each certificate representing any Shares issued on or after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”
The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares and any securities issued upon conversion of or in exchange for the Shares issued after the date hereof to bear the legend required by this Section 4.11 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 4.11 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.
               4.12 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
               4.13 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.
               4.14 Acknowledgment. The parties hereby acknowledge that this Agreement only governs the voting of the Shares in the event the Company is subject to Section 2115 of the CGCL and neither AMD nor any transferee or assignee hereunder will be bound by this Agreement with respect to any shares of Common Stock issued upon conversion of the Shares or any other shares of capital stock of the Company held by them.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first written above.

Transmeta Corporation, a Delaware Corporation
By:	/s/ Lester M. Crudele
Name:	Lester M. Crudele
Its:	President and Chief Executive Officer
Date:	July 2, 2007

Advanced Micro Devices, Inc., a Delaware corporation
By:	/s/ Derrick R. Meyer
Name:	Derrick R. Meyer
Its:	President and Chief Operating Officer
Date:	July 2, 2007